CONWAY NATIONAL BANK

PHANTOM STOCK AGREEMENT

     THIS PHANTOM STOCK AGREEMENT (the "Agreement") is made and entered into this        day of    MONTH   ,  YEAR , by and between CONWAY NATIONAL BANK, a national bank having a principal office in Conway, South Carolina (the "Company"), and    NAME OF EXECUTIVE    (the "Executive").

INTRODUCTION

     To encourage the Executive to remain an employee of the Company, the Company is willing to provide the Executive with the opportunity to receive phantom stock of the Company. The value of the phantom stock is related to the fair market value of the common stock of the Company. The Company will pay all benefits related to the appreciation in the value of the phantom stock held in the Executive's account solely in cash from its general assets.

AGREEMENT

     The Executive and the Company agree as follows:

Article 1

Definitions

     1.1     Definitions. Whenever used in the Agreement, the following words and phrases shall have the meanings specified:

     1.1.1 "Anniversary Date" means December 31st of each calendar year.
     1.1.2 "Change of Control" means: (i) a tender offer made and consummated for the ownership of 25% or more of the outstanding voting securities of the Company; (ii) a merger or consolidation of the Company with another bank or corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting bank or shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) a sale of substantially all of the Company's assets to another bank or corporation which is not a wholly owned subsidiary; or (iv) an acquisition of the Company by a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, of 25% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take not account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(I) (as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934.
     1.1.3 "Code" means the Internal Revenue Code of 1986, as amended.
     1.1.4 "Disability" means the Executive's inability to perform with reasonable continuity one or more of the material and substantial duties of his or her customary occupation or employment and the inability to earn 80% or more of his or her base salary, as determined by the Company's Board of Directors in its sole discretion.
     1.1.5 "Effective Date" means December 31, 1997.
     1.1.6 "Fair Market Value" means the value of a share of the Company's outstanding common stock based on the appraisal performed in September of each Plan Year or the market value per share (bid price) on December 31 of the Plan Year if the Company's common stock is listed on and actively traded on a nationally recognized securities exchange.
     1.1.7 "Grant Amount" means the dollar value of the Phantom Stock awarded to the Executive by the Company for a given Plan Year. The Grant Amount shall be determined by the Company in its sole discretion.
     1.1.8 "Grant Date" means the Anniversary Date of the Plan Year for which the Company grants Phantom Stock to the Executive's Account.
     1.1.9 "Normal Retirement Age" means the later of the Executive's 65th birthday or the Executive's age on the birthday following the fifth Anniversary Date following the Effective Date of this Agreement.
     1.1.10 "Normal Retirement Date" means the later of the Normal Retirement Age or the date of Termination of Employment.
     1.1.11 "Phantom Stock" means the hypothetical number of shares or fractional shares of the Company's common stock that could be purchased for Fair Market Value at the Grant Date. For example, assuming that: (1) the Grant Date is December 31, 1997; and (2) the Company's Fair Market Value (September, 1997 appraisal) on the Grant Date is $90 per share. If the Company grants and credits the Executive's Phantom Stock Account with a Grant Amount of $9,000, 100 shares of Phantom Stock would be credited (Grant Amount divided by Fair Market Value equals the number of Phantom Stock

Shares credited to the Phantom Stock Account).
     1.1.12 "Plan Year" means twelve consecutive months ending on December 31 of each year.
     1.1.13 "Termination of Employment" means the Executive ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than during the period of an approved leave of absence.
     1.1.14 "Years of Service" means the twelve (12) consecutive month period beginning with the Executive's date of hire and ending each anniversary of the date of hire thereafter, during which the Executive is employed for not less than one thousand (1,000) hours, including approved leaves of absence.

Article 2

Administration

     2.1 General Administration. This Agreement shall be administered by the Executive Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have the authority to interpret this Agreement and adopt rules and regulations relating to the administration of this Agreement.

Article 3

Account

     3.1 Establishing and Crediting. The Company shall establish a Phantom Stock Account for the Executive and shall record shares of Phantom Stock in the Phantom Stock Account in accordance with the following:

     3.1.1 Granting of Shares of Phantom Stock. The Company may make awards of Grant Amounts on an annual basis at its sole discretion. The Grant Amount will be converted to Phantom Stock and the number of shares of Phantom Stock (including fractions of shares) shall be recorded in the Phantom Stock Account as of the Anniversary Date of the Plan Year for which the Grant Amount is awarded.
     3.1.2 Adjustments to the Number of Shares of Phantom Stock. The number of shares of Phantom Stock outstanding shall be equitably adjusted and restated to reflect changes in the number of common shares outstanding resulting from stock splits, stock dividends, stock issuances and stock redemptions. The number of shares of Phantom Stock outstanding shall be equitably adjusted and restated to reflect cash dividends paid to Company common shareholders. In the event of a cash dividend paid to Company common shareholders, the amount of cash dividend that would have been paid on the Phantom Stock Account if Actual Company Stock were issued shall be divided by the preceding Fair Market Value to determine the number of additional shares of Phantom Stock.

     3.2 Statement of Accounts. The Company shall provide to the Executive, within one hundred twenty (120) days after each Anniversary Date, a statement setting forth the number of shares of Phantom Stock in the Executive's Phantom Stock Account.
     3.3 Record Device Only. The Phantom Stock Account is solely a device for recording shares of Phantom Stock granted to the Executive under this Agreement. The Phantom Stock Account is not a trust fund of any kind, and shall not require a segregation of any Company assets or stock in any fashion. The executive is and shall at all times remain a general unsecured creditor of the Company for the payment of benefits under this Agreement. The benefits represent merely the Company's promise to pay such benefits. The Executive's rights hereunder are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive's creditors.
     3.4 No Company Stock. The Phantom Stock is used solely as a measurement tool and no Company stock will be purchased, sold, registered, or issued in any fashion whatsoever. The Executive will only be entitled to cash, and not stock in lieu of cash. The Executive will not receive any stock or stock rights by virtue of this agreement.

Article 4

Lifetime Benefits

     4.1 Normal Retirement Benefit. If the Executive's employment with Company terminates on or after the Normal Retirement Age for any reason other than death, the Company shall pay to the Executive the value of the Phantom Stock shares recorded in the Executive's Phantom Stock Account in the form of the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

     4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the aggregate number of shares of Phantom Stock in the Executive's Phantom Stock Account valued at the Fair Market Value immediately prior to the date of the Executive's Termination of Employment plus interest thereon at the rate of 8.0% per annum, compounded monthly, from the Anniversary Date of the Plan Year immediately prior to the date of the Executive's Termination of Employment to the commencement of payments under Section 4.1.2.

     4.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 240 equal monthly installments including interest thereon at the rate of 8.0% per annum, compounded monthly, commencing on the first day of the calendar month following the Executive's Termination of Employment.

     4.2 Early Retirement Benefit. If the Executive's employment terminates before the Normal Retirement Age for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this Section 4.2 in lieu of any other benefit under this Agreement.

     4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the aggregate number of shares of Phantom Stock in the Executive's Phantom Stock Account valued at the Fair Market Value immediately prior to the Executive's Termination of Employment, multiplied by the vesting percentage in Column 1 of Schedule A for the Plan Year immediately prior to the Executive's Termination of Employment, plus interest on the vested portion at the annual interest rate in Column 2 of Schedule A, compounded monthly, from the Executive's Termination of Employment to the commencement of payments under Section 4.2.2. The Executive shall irrevocably forfeit the non-vested portion of the benefit.
     4.2.2 Payment of Benefit. The Company shall pay the vested portion of the benefit to the Executive in 240 equal monthly installments including interest at the annual interest rate set forth on Schedule A, Column 2, compounded monthly, commencing on the first day of the month following the Executive's Normal

Retirement Date. The interest rate in Column 2 of Schedule A is reduced for each year or partial year by which 10 exceeds the Executive's Years of Service at the date of Termination of Employment.

     4.3 Disability Benefit. If the Executive terminates employment because of Disability prior to the Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

      4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the aggregate number of shares of Phantom Stock in the Executive's Phantom Stock Account valued at the Fair Market Value immediately prior to the date of the Executive's Termination of Employment plus interest at 8.0% per annum, compounded monthly, from the Anniversary Date of the Plan Year immediately prior to the date of the Executive's Termination of Employment to the commencement of payments under Section 4.3.2.
     4.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 240 equal monthly installments including interest at 8.0% per annum, compounded monthly, commencing on the first day of the month following the Executive's Normal Retirement Date.
     4.3.3 Determination of Disability. As a condition to payment of any Disability benefits, the Board of Directors may require the Executive to submit to such physical and/or mental evaluations and tests as the Board of Directors deems appropriate.

     4.4 Change of Control Benefit. Upon a Change of Control while the Executive is in the active service of the

Company, the Company shall pay to the Executive the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1 Amount of Benefit. The benefit under this Section 4.4 is the aggregate number of shares of Phantom Stock in the Executive's Phantom Stock Account valued at Fair Market Value on the Change of Control date plus interest at 8% per annum from the Change of Control Date to the commencement of payments under Section 4.4.2.
     4.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in 240 equal monthly installments including interest at 8.0% per annum, compounded monthly, commencing on the first day of the month following the Executive's Normal Retirement Date.

Article 5

Death Benefits

     5.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

     5.1.1 Amount of Benefit. The benefit under this Section 5.1 is the aggregate number of shares of Phantom Stock in the Phantom Stock Account valued at the Fair Market Value immediately prior to the date of the Executive's Death plus interest at 8.0% per annum, compounded monthly, from the Anniversary Date of the Plan Year immediately prior to the date of the Executive's Death to the commencement of payments under Section 5.1.2.

     5.1.2 Payment of Benefit. The Company shall pay the benefit to the beneficiary in 240 equal monthly installments including interest at 8.0% per annum commencing on the first day of the calendar month following the Executive's death.

     5.2 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.
     5.3 Death After Active Service and Before Benefit Period. If the Executive dies after Termination of Employment but before commencement of benefit payments, the benefit commencement under the applicable Section of this Agreement shall be accelerated to the first day of the calendar month following the Executive's death.

Article 6

Beneficiaries

     6.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate. If Executive dies and subsequently the beneficiary receiving benefit payments dies, then any remaining payments shall be paid pursuant to a written beneficiary designation filed with Company made by such beneficiary, or if none to such beneficiary's estate.
     6.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7

General Limitations

     Notwithstanding any provision of this Agreement to the contrary, Executive shall irrevocably forfeit and the Company shall not pay any benefit under this Agreement for the following reasons:
     7.1 Excess Parachute Payment. In the event that the benefit payable to Executive pursuant to this Agreement should cause a "parachute payment," as defined in Code Section 280G(b)(2), then such benefit shall be reduced One Dollar ($1.00) at a time until the payment will not constitute a parachute payment. In the event the benefit Executive receives under this Agreement should be incorrectly calculated so that such amount constitutes a parachute payment, then Executive will promptly refund to Company the excess amount. Excess amount shall mean the amount in excess of Executive's base amount, as defined in Code Section 280G(b)(3), multiplied by 2.999.
     7.2 Competition After Termination of Employment. No benefits shall be payable if, while Executive is employed by Company and for a period of five (5) years following the Executive's Termination of Employment, the Executive, without the prior written consent of the Company, engages in, becomes interested in, directly or indirectly, as an owner, member, sole proprietor, partner, shareholder or becomes associated with, in the capacity of employee, consultant, director, officer, principal, agent, trustee or in any other capacity whatsoever, an enterprise conducted within a 25 mile radius from the Company's main office, which enterprise is, or may be deemed to be, competitive with any business carried on by the Company as of the date of the Executive's Termination of Employment. This Section 7.2 shall not apply following a Change of Control. In the event of any actual breach by the Executive of the provisions of this non-competition covenant, all payments under this Agreement payable to the Executive shall irrevocably terminate and not further amount shall be due or payable to the Executive pursuant to this Agreement. Executive specifically acknowledges that the restrictions as set forth above are reasonable and bear a valid connection with the business operations of Company, and specifically admits that Executive is capable of obtaining suitable employment not in competition with Company. If any one of the restrictions contained herein shall for any reason be held to be excessively broad as to duration or geographical area, it shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the extent compatible with applicable state law as it shall then appear. Executive acknowledges that the Company would not have entered into this Agreement without the non-competition covenant contained herein. This covenant not to compete shall not prohibit the Executive from owning stock in any publicly traded company provided Executive's stock ownership is five (5%) percent or less of the issued and outstanding stock of such publicly traded company and the Executive has no corporate responsibility other than the Executive's rights as a stockholder.
     7.3 Solicitation After Termination of Employment. No benefits shall be payable and shall irrevocably terminate if, during the period of five (5) years following the Executive's Termination of Employment, the Executive, without the prior written consent of the Company, solicits any employee of the Company for the purpose of hiring such employee away from the Company. Further, no benefits shall be payable and shall irrevocably terminate if, during the period of five (5) years following the Executive's Termination of Employment, the Executive, without the prior written consent of the Company, solicits any customer of the Company for the purpose of obtaining such customer's business relationship in any manner that would be deemed as competitive to the Company.
     7.4 Termination for Cause If the Company terminates the Executive's employment for:

     7.4.1 Gross negligence or gross neglect of duties prior to a Change of Control;

     7.4.2 Conviction or plea of nolo contendere of a felony or of a gross misdemeanor involving moral turpitude;
     7.4.3 Willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in an adverse effect on the Company; or
     7.4.4 Fraud or dishonesty.

     7.5 Notice and Cure. With regard to the provisions of Section 7.4.1 and 7.4.3 above, Executive shall not be deemed to have been terminated for "cause" without:

     7.5.1 Delivery to Executive of a written notice of termination from the Company explaining Company's intention to terminate Executive for cause and specifying in reasonable detail the facts and circumstances that are basis for terminating Executive's employment; and
     7.5.2 Providing an opportunity for Executive to cure any curable default specified in the notice of termination for a period of twenty (20) days after receipt of such notice.

     7.6 No Duplication of Benefits. Each of the benefits described in Articles 4 and 5 are intended to be separate benefits and mutually exclusive of the other so that once benefit payments commence under one Section Executive (or his beneficiary, as the case may be) shall not thereafter receive payments or become entitled to benefits under another Section.

Article 8

Claims and Review Procedures

     8.1 Claims Procedure. The Company shall notify any person with a claim under this Agreement (the "Claimant")

in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.
     8.2 Review Procedure. If the Claimant is determined by the Company not to be eligible for benefits, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Claimant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Claimant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Claimant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Claimant.

Article 9

Amendments and Termination

This Agreement may not be amended or terminated except by a writing signed by the Company and the Executive.

Article 10

Miscellaneous

     10.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, personal representatives, legal representatives, executors, administrators and successors.
     10.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time. Nothing in this Agreement shall be construed as an employment agreement, either express or implied
     10.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or otherwise encumbered in any manner.
     10.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     10.5 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.
     10.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.
     10.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life, if any is a general asset of the Company to which the Executive and beneficiary shall have no preferred or secured claim. Title to and beneficial ownership of any cash or assets Company may earmark to pay Executive or his beneficiary shall at all times remain with Company.

     10.8 Not a Stock Plan. Neither the Executive nor the Beneficiary are shareholders, nor do they have any equity position by virtue of this Agreement. Neither the Executive nor the beneficiary shall have any voting or other shareholder rights by virtue of this Agreement.
     10.9 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.
     10.10 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

interpreting the provisions of the Agreement;
establishing and revising the method of accounting for the Agreement;
maintaining a record of benefit payments; and
establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

     10.11 Effective Date. This Agreement shall be effective as of the Effective Date.
IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement as of the date first above written.

EXECUTIVE:                         COMPANY:
                                   Conway National Bank

                                   By

                                   Title

CONWAY NATIONAL BANK
PHANTOM STOCK AGREEMENT

BENEFICIARY DESIGNATION FORM

I designate the following as beneficiary of any death benefits under the Conway National Bank Phantom Stock Agreement:

Primary:

Contingent:

Note:     To name a trust as beneficiary, please provide the           name of the trustee(s) and the exact name and date           of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Company this        day of     MONTH    ,
  YEAR

By

Title

19